Exhibit 99

Name:	Provident Energy Trust

Address:	112 4th Avenue S.W., Suite 800
Calgary, Canada T2P 0H3

Designated Filer:	Pro Holding Company

Issuer & Ticker Symbol:	BreitBurn Energy Partners L.P. (BBEP)

Date of Event Requiring Statement:	11/06/2006

SIGNATURES OF REPORTING PERSON DATED 10/10/2006

Provident Energy Trust

By:	/s/ Thomas W. Buchanan
Name: Thomas W. Buchanan
Title: Authorized Person